As filed with the Securities and Exchange Commission on October 28, 2025

Registration No. 333-255316

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Tourmaline Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	83-2377352
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

27 West 24th Street, Suite 702

New York, NY 10010

(646) 481-9832

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jaime Huertas

Secretary

Tourmaline Bio, Inc.

27 West 24th Street, Suite 702

New York, NY 10010

(646) 481-9832

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph E. Gilligan

Mahvesh A. Qureshi

Gabrielle M. Witt

Jessica A. Bisignano

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004-1109

+1 (202) 637-5600

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to Registration Statement No. 333-255361 on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) by Tourmaline Bio, Inc., a Delaware corporation (the “Registrant”) on April 16, 2021, as amended on May 3, 2021.

The Registrant is filing this Post-Effective Amendment to the Registration Statement to deregister all securities that remain unsold under the Registration Statement.

On October 28, 2025, pursuant to the terms of an Agreement and Plan of Merger, dated as of September 8, 2025 (the “Merger Agreement”), by and among the Registrant, Novartis AG, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland (“Parent”), and Torino Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings and sales of its securities pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offerings, the Registrant hereby files this Post-Effective Amendment to deregister all securities registered but unsold or otherwise unissued under the Registration Statement, if any, as of the date hereof.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 9, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Hanover, State of New Jersey on October 28, 2025.

Tourmaline Bio, Inc.

/s/ Jaime Huertas
Jaime Huertas
Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.